EXHIBIT 10.29

AMENDMENT NO. 1

TO THE

INTELLIA THERAPEUTICS, INC.
2024 INDUCEMENT PLAN

WHEREAS, Intellia Therapeutics, Inc. (the “Company”) maintains the Intellia Therapeutics, Inc. 2024 Inducement Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”);

WHEREAS, the Board believes that the number of shares of Stock (as defined in the Plan) remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the aggregate number of shares of Stock reserved for issuance under the Plan by 1,500,000 shares; and

WHEREAS, Section 15 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein.

NOW, THEREFORE:

1. Increase in Share Pool. Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,350,000 shares, subject to adjustment as provided in Section 3(b) hereof. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

2. Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Board.

3. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

DATE APPROVED BY BOARD OF DIRECTORS: December 4, 2025